Exhibit 10.3

November 13, 2012

PERSONAL AND CONFIDENTIAL

Mr. Nathan Fong

208 Melbourne Road

Great Neck, New York 11021

nfong2003@yahoo.com

Dear Nathan,

Pursuant to your discussions with the Chairman of the Compensation Committee, this letter is intended to amend the terms of the Offer Letter, dated May 16, 2012, between you and the Company ( the “Offer Letter”). Except as otherwise provided herein, the Offer Letter shall remain in full force and effect in accordance with its original terms.

This amendment to the Offer Letter and supersedes and replaces the “Position” and “Severance” provision in the Offer Letter:

This letter explains the details and terms of the employment offer.

Position:	Your position will continue to be Chief Financial Officer, reporting to the Company’s Board of Directors (the “Board”), with the duties and responsibilities as assigned to you by the Board from time to time. In addition, you will also assume the role of Chief Operating Officer (“COO”). The Board may at any time make modifications to your duties and responsibilities as it deems appropriate.

Severance:	By inserting the following sentence at the end of the current “Severance” text:

Notwithstanding anything in the Severance Plan to the contrary, “Good Reason” shall not include your ceasing to serve as the COO of the Company at any time or otherwise ceasing to have any of the duties, authorities and responsibilities associated with the position of COO.

Please acknowledge the terms and conditions of this letter by signing where indicated below and return a signed original to me by either a) emailing a scanned copy to Richard.Sadowsky@motricity.com or b) delivering a hard copy to me.

Internal Offer Letter

We hope that you accept our offer and look forward to the transition into your new role.

Sincerely,

/s/ Richard Sadowsky

Richard Sadowsky

General Counsel

Acknowledged:

/s/ Nathan Fong	Date:	11/14/12
Name Nathan Fong

Internal Offer Letter